Exhibit 10.1

Restricted Stock Units

Award Agreement (17-Month Vest)

Effective as of _______, 20___ (“Grant Date”), contingent on your continued employment as of that date, the Company hereby grants to [PARTICIPANT NAME] certain rights to receive [# of RSUs] Restricted Stock Units (the “RSUs”) on the terms of this Award Agreement (the “Terms”), the attached Program, and the 2025 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Dates	# of RSUs Vesting
[17 months of the grant date]	[100% of the RSUs]

Intending to be legally bound by all such Terms, the Program and the Plan (as amended from time to time), I acknowledge the sole authority of the Committee to interpret the terms of the foregoing and the forfeiture of my rights upon any termination of my employment under such Terms. I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense), the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:	Title:

17-Month Restricted Stock Unit Program

Terms Of Awards

1.

Purpose of the Program. The Company’s Seventeen-Month Year Restricted Stock Unit Program (the “Program”) under the 2025 Sypris Omnibus Plan (“Plan”) shall be effective for all awards (“Awards”) incorporating these terms to advance the Company’s growth and prosperity by providing long-term financial incentives to its key employees, and to further the Company’s philosophy of equity ownership.

2.

RSUs. Each RSU represents the right to receive one Share of Common Stock (subject to adjustments per the Plan) subject to the Participant’s continued employment through the Vesting Date, as set forth below.

2.1.

RSU Vesting and Share Delivery. Unless otherwise determined by the Committee, grants of RSUs will vest as follows: 100% of each Award on the seventeenth month anniversary of its Grant Date (each such anniversary, a “Vesting Date”) as provided in the applicable Award Agreement, unless forfeited before such Vesting Date. Shares of Common Stock underlying vested RSUs will be issued as soon as practicable following the Vesting Date, but in no event later than 60 days following the Vesting Date.

2.2.

No Rights as a Shareholder. Participants shall have no rights as a shareholder of the Company unless and until Shares of Common Stock are issued in connection with the vesting of the RSUs granted pursuant to the Award. The Committee may, in its sole discretion, determine to make a payment of cash or stock dividend equivalents in connection with the vesting of any RSUs granted pursuant to the Award.

3.	Future Awards. Future Awards, if any, are entirely within the discretion of the Committee and receipt of any Award does not guarantee that you will receive future Awards.

4.

Leaves of Absence. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

5.

Termination. If employment is terminated for any reason or no reason prior to the Vesting Date, each unvested RSU will terminate, expire and be forfeited. The Committee has sole discretion to determine whether a demotion or reduction or change in job responsibilities is a “termination” of employment.

6.

Administration. The Committee shall have complete authority to administer or interpret the Program or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Program or any Award Agreements (including to establish or amend any rules regarding the Program that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the Program will be final.

17-Month Restricted Stock Unit Program

Terms Of Awards

7.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

7.1.

No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the Program or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

7.2.

Taxes. The Participant must arrange for all tax withholding obligations related to any Award. Tax withholding obligations may be satisfied by any of the following methods, at the Participant’s election: (i) cash, (ii) surrender of Shares of then-equivalent value (including the surrender of Shares otherwise to be received in connection with the vesting of an Award), or (iii) other forms of payment as determined by the Committee. The maximum number of Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the lapse of restrictions applicable to an Award cannot exceed such number of Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such lapse of restrictions.

7.3.

Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.